UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*


                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 29, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [ ].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LMN 134 Family Company LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Sillerman Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mitchell J. Nelson
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert Sillerman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul Kanavos
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       RH1, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Nevada
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Metro Investment, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FC208, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Colorado
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      418,294
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TTERB Living Trust dated 6/20/2000
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Nevada
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      418,294
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Brett Torino
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      418,294
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rivacq LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 627,442
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          627,442
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF U.S. Hotel Co-Invest Holdings, L.L.C
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Barry S. Sternlicht
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 123,200
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      627,442
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          123,200
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       750,642
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       High Desert Gaming, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 627,441
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          627,441
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,441
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB Partners
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      702,741
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          702,741
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       702,741
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.64%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB Investors, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      702,741
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          702,741
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       702,741
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.64%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      702,741
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          702,741
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       702,741
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.64%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ISLE Investors, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 75,300
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          75,300
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       75,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.60%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Gregory A. Carlin
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      702,741
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          702,741
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       702,741
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.64%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Neil Bluhm
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      702,741
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          702,741
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       702,741
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.64%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       BCB Consultants, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      75,300
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          75,300
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       75,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.60%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Brian C. Black
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      75,300
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          75,300
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       75,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.60%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

     This Amendment No. 10 amends and supplements the statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, Amendment No. 2 on March 23, 2006, Amendment No. 3 on April 5, 2006, Amendment No. 4 on May 18, 2006, Amendment No. 5 on August 2, 2006, Amendment No. 6 on August 4, 2006, Amendment No. 7 on March 12, 2007, Amendment No. 8 on March 23, 2007 and Amendment No. 9 on March 26, 2007 by Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; LMN 134 Family Company LLC; Mitchell Nelson; Robert Sillerman; Paul Kanavos; RH1, LLC; Metro Investment, LLC; FC208, LLC; TTERB Living Trust dated 6/20/2000; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; Barry
S. Sternlicht; High Desert Gaming, LLC; LAMB Partners; LAMB, LLC; LAMB Investors, Inc., ISLE Investors, LLC; BCB Consultants, LLC; Greg Carlin; Neil Bluhm; and, Brian C. Black with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corp., a Nevada corporation. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

     The Reporting Persons have entered into a Third Amended and Restated Joint Filing Agreement, dated as of March 9, 2007, a copy of which was filed as
Exhibit 10.11 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1. SECURITY AND ISSUER

     Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

     Response unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Response unchanged.

ITEM 4. PURPOSE OF TRANSACTION

      On March 29, 2007, Paul Kanavos, President of Parent, sent a letter to the Board rebutting the Board's statement that Parent is disqualified from entering into a merger with Riviera for a three-year period and expressing Parent's belief that the Board is ignoring its fiduciary duties to consider Parent's proposal in light of obtaining the highest and best possible value for the Company's shareholders.

      Mr. Kanavos' letter also reiterated Parent's proposal, described in Mr. Kanavos's letter to the Board, dated March 26, 2007, to enter into a merger agreement with the Company on substantially the same terms as the April 5, 2006 merger agreement between Parent, Merger Sub and the Company. Parent plans to send an executed merger agreement to the Board shortly and will require an immediate response from the Board.

      Mr. Kanavos' letter also proposes to delay payment of the break-up fee under the April 5, 2006 merger agreement until completion of the Merger Transaction currently proposed by Parent.

      On March, 29, 2007, Parent issued a press release announcing Mr. Kanvos' letter to the Board, dated as of March 29, 2007.

      There can be no assurance that any such proposed Merger Transaction can be negotiated. The Reporting Persons may, at any time and from time to time, review, reconsider or change their plans or proposals with respect to the foregoing, or terminate such discussions.

     The foregoing and subsequent references to, and descriptions of, the letter from Mr. Kanavos to the Board, dated March 29, 2007, are qualified in their entirety by reference to such letter, the contents of which are incorporated herein by reference to Exhibit 10.14 hereto.

     The foregoing and subsequent references to, and descriptions of, the press release announcing the letter from Parent to the Board, dated March 29, 2007, are qualified in their entirety by reference to such press release, the contents of which are incorporated herein by reference to Exhibit 10.15 hereto.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

     Response unchanged.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

     Item 6 is hereby supplemented as follows:

     13. On March 29, 2007, Mr. Kanavos sent a letter to the Board, the contents of which are described in item 4 herein. A copy of such letter is filed herewith as Exhibit 10.14 and incorporated herein by reference.

     14. On March 29, 2007, Parent issued a press release announcing Mr. Kanavos' letter to the Board, dated as of March 29, 2007. A copy of such press release is filed herewith as Exhibit 10.15 and incorporated herein by reference.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     Item 7 is hereby supplemented as follows:

     10.14. Letter to the Board of Directors, Riviera Holdings Corporation, dated March 29, 2007, from Paul Kanavos.

     10.15 Press release issued by Riv Acquisition Holdings Inc, dated March 29, 2007.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Flag Luxury Riv, LLC

                                    By:   /s/  Paul Kanavos
                                          ------------------------------
                                    Name: Paul Kanavos
                                    Title: President


                                    Flag Luxury Properties, LLC

                                    By:   /s/  Paul Kanavos
                                          ------------------------------
                                    Name: Paul Kanavos
                                    Title: President


                                    MJX Flag Associates, LLC

                                    By:   /s/  Robert Sillerman
                                          ------------------------------
                                    Name: Member
                                    Title: Robert Sillerman


                                    Flag Leisure Group, LLC

                                    By:   /s/  Paul Kanavos
                                          ------------------------------
                                    Name: Paul Kanavos
                                    Title: President


                                    Sillerman Real Estate Ventures, LLC

                                    By:   /s/  Robert Sillerman
                                          ------------------------------
                                    Name: Robert Sillerman
                                    Title: Member


                                    LMN 134 Family Company LLC

                                    By:   /s/  Mitchell J. Nelson
                                          ------------------------------
                                    Name: Mitchell J. Nelson
                                    Title: Managing Member


                                    Mitchell J. Nelson

                                    /s/  Mitchell J. Nelson
                                    ------------------------------------

                                    Robert Sillerman

                                    /s/  Robert Sillerman
                                    ------------------------------------


                                    Paul Kanavos

                                    /s/  Paul Kanavos
                                    ------------------------------------


                                    RH1, LLC

                                    By:   Metro Investment, LLC
                                          ------------------------------
                                          Its sole member

                                          By:   FC208, LLC
                                                ------------------------
                                                Member

                                                By: TTERB Living Trust dated
                                                    ------------------------
                                                    6/20/2000
                                                    ---------
                                                    Its sole member

                                                        By:  /s/ Brett Torino
                                                           --------------------
                                                        Name:  Brett Torino
                                                        Title: Trustee


                                    Metro Investment, LLC

                                    By:  FC208, LLC
                                       ---------------------------------
                                       Member

                                       By: TTERB Living Trust dated 6/20/2000
                                           ----------------------------------
                                           Its sole member

                                           By:  /s/ Brett Torino
                                              --------------------------
                                           Name:  Brett Torino
                                           Title: Trustee


                                    FC208, LLC

                                    By: TTERB Living Trust dated 6/20/2000
                                        ----------------------------------
                                        Its sole member

                                        By:  /s/ Brett Torino
                                           -----------------------------
                                           Name:  Brett Torino
                                           Title:  Trustee

                                    TTERB Living Trust dated 6/20/2000

                                    By: /s/ Brett Torino
                                        --------------------------------
                                    Name:  Brett Torino
                                    Title:  Trustee


                                    Brett Torino

                                    /s/  Brett Torino
                                    ------------------------------------


                                    Rivacq LLC

                                    By: SOF U.S. Hotel Co-Invest Holdings,
                                        ----------------------------------
                                        L.L.C.
                                        ------

                                        By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                            -----------------------------------

                                            By:   /s/  Barry S. Sternlicht
                                                  ------------------------------
                                            Name: Barry S. Sternlicht
                                            Title: Chief Executive Officer

                                        By: I-1/I-2 U.S. Holdings, L.L.C.
                                            ----------------------------------

                                            By:   /s/  Barry S. Sternlicht
                                                  ------------------------------
                                            Name: Barry S. Sternlicht
                                            Title: Chief Executive Officer


                                    SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                    By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                        -----------------------------------

                                        By:   /s/  Barry S. Sternlicht
                                              ---------------------------------
                                        Name: Barry S. Sternlicht
                                        Title: Chief Executive Officer

                                        By: I-1/I-2 U.S. Holdings, L.L.C.
                                            --------------------------------

                                        By:   /s/  Barry S. Sternlicht
                                              ---------------------------------
                                              Name: Barry S. Sternlicht
                                              Title: Chief Executive Officer

                                    SOF-VII U.S. Hotel Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                          ------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    I-1/I-2 U.S. Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                          ------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    Starwood Global Opportunity Fund VII-A, L.P.

                                    By:   SOF-VII Management, L.L.C.
                                       ---------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                       Its General manager

                                              By: /s/  Barry S. Sternlicht
                                                 ------------------------------
                                                 Name: Barry S. Sternlicht
                                                 Title: Chief Executive Officer


                                    Starwood Global Opportunity Fund VII-B, L.P.

                                    By:   SOF-VII Management, L.L.C.
                                       ---------------------------------------
                                    Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                       Its General manager

                                              By: /s/  Barry S. Sternlicht
                                                 ------------------------------
                                              Name: Barry S. Sternlicht
                                              Title: Chief Executive Officer


                                    Starwood U.S. Opportunity Fund VII-D, L.P.

                                    By:   SOF-VII Management, L.L.C.
                                       ---------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                       Its General manager

                                              By: /s/  Barry S. Sternlicht
                                                 -------------------------------
                                              Name: Barry S. Sternlicht
                                              Title: Chief Executive Officer

                                    Starwood U.S. Opportunity Fund VII-D-2, L.P.

                                    By:   SOF-VII Management, L.L.C.
                                        ---------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                               Its General manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name: Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Capital Hospitality Fund I-1, L.P.

                                    By:   SCG Hotel Management, L.L.C.
                                       ----------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                       Its General manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name: Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Capital Hospitality Fund I-2, L.P.

                                    By:   SCG Hotel Management, L.L.C.
                                       ----------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                       Its General manager

                                             By: /s/  Barry S. Sternlicht
                                                --------------------------------
                                             Name: Barry S. Sternlicht
                                             Title: Chief Executive Officer


                                    SOF-VII Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                        ----------------------------------------
                                        Its General manager

                                        By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                          Name: Barry S. Sternlicht
                                                Title: Chief Executive Officer

                                    SCG Hotel Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                        -------------------------------------
                                           Its General manager

                                        By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                        Name: Barry S. Sternlicht
                                        Title: Chief Executive Officer


                                    Starwood Capital Group Global, LLC

                                    By:   /s/  Barry S. Sternlicht
                                          --------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    Barry S. Sternlicht

                                    /s/  Barry S. Sternlicht
                                    ------------------------------------------


                                    High Desert Gaming, LLC

                                    By:   /s/ Gregory A. Carlin
                                          ------------------------------------
                                    Name: Gregory A. Carlin
                                    Title:   Manager


                                    LAMB Partners

                                    By:   LAMB, LLC
                                          ------------------------------------
                                          Its Partner

                                          By:   /s/ Neil G. Bluhm
                                              --------------------------------
                                          Name: Neil G. Bluhm
                                          Title: Manager

                                    By:   LAMB Investors, Inc.
                                          ------------------------------------
                                          Its Partner

                                          By:   /s/ Neil G. Bluhm
                                                ------------------------------
                                          Name: Neil G. Bluhm
                                          Title:  President


                                    LAMB, LLC

                                    By:   /s/ Neil G. Bluhm
                                          ------------------------------------
                                    Name: Neil G. Bluhm
                                    Title:   Manager

                                    ISLE Investors, LLC

                                    By:   /s/ Gregory A. Carlin
                                          ------------------------------------
                                    Name: Gregory A. Carlin
                                    Title:  Manager

                                    Gregory A. Carlin

                                    /s/ Gregory A. Carlin
                                    ------------------------------------------


                                    Neil G. Bluhm

                                    /s/ Neil G. Bluhm
                                    ------------------------------------------


                                    BCB Consultants, LLC

                                    By:   /s/ Brian C. Black
                                          ------------------------------------
                                    Name: Brian C. Black
                                    Title:  Manager

                                    Brian C. Black

                                    /s/ Brian C. Black
                                    ------------------------------------------

Dated: March 29, 2007